Exhibit 99.1

Multi Packaging Solutions Announces Record Net Income in Fiscal 1Q 2016

New York, NY, November 12, 2015 – Multi Packaging Solutions International Limited (NYSE: MPSX), (“MPS”; “the Company”), a global leader in value-added print and packaging solutions for the branded consumer, healthcare, and multi-media markets, today announced results for 1Q 2016.

First Fiscal Quarter 2016 Highlights:

•	Net sales increased $65.0 million, or 16.5%, to $459.1 million vs. 1Q 2015

•	Net income attributable to MPS increased $6.0 million, or 85.6%, to $13.0 million vs. 1Q 2015

•	Earnings per share on a fully diluted basis increased to $0.21 per share vs. $0.11 per share for 1Q 2015

•	Adjusted EBITDA increased $16.0 million, or 26.2%, to $77.2 million vs. $61.2 million for 1Q 2015

•	Achieved Adjusted EBITDA margin of 16.8% vs. 15.5% for 1Q 2015

•	Completed acquisition of BP Media Ltd. on July 1, 2015

•	Made voluntary early repayments of $25.0 million on outstanding term loan on October 7, 2015

•	Completed initial public offering (“IPO”) on October 27, 2015, using net proceeds to prepay $182.4 million of outstanding term loans on October 29, 2015

Marc Shore, Chief Executive Officer, commented, “We are pleased with our first quarter results. Adjusted EBITDA shows the strength of our strategy to operate consistently at the highest level within our global footprint. We strive for excellence in all areas, whether it’s serving our customers, operating our factories, streamlining supply chain, providing unique packaging solutions or investing in new technology. These attributes, and the commitment of our employees, have contributed to our record first quarter. While the IPO was a significant event, our focus remains on operating the business and delivering long term shareholder value.”

First Quarter Fiscal 2016 Results

During 1Q 2016, MPS reported net sales of $459.1 million, up $65.0 million, or 16.5%, vs. $394.1 million for 1Q 2015. This increase was due primarily to acquisitions made in fiscal 2015. On a constant currency basis, sales for 1Q 2016 would have been $493.5 million.

Adjusted for acquisitions in fiscal 2015, net sales for 1Q 2016 were down $62.2 million vs. 1Q 2015. This decrease was due to several factors: the impact of unfavorable foreign exchange rates of $34.4 million, an anticipated decline in multi-media sales and a delay in certain consumer product launches.

Gross margin for 1Q 2016 was 21.6%, up 70 basis points, vs. 20.9% for 1Q 2015. This increase reflects the Company’s facility improvement programs and $4.6 million of realized synergies from acquisitions, partially offset by restructuring charges for the announced Melrose Park closure. The Company expects to realize an additional $7.4 million in synergies related to acquisitions in the next three quarters.

Net income attributable to MPS for 1Q 2016 was $13.0 million, or $0.21 per diluted share, vs. $7.0 million, or $0.11 per diluted share, for 1Q 2015. During the quarter, the Company recorded restructuring charges of $2.8 million due primarily to the announced closure of the Company’s Melrose Park facility, as well as unrealized foreign exchange losses of $2.9 million.

Adjusted EBITDA for 1Q 2016 was $77.2 million, up $16.0 million, or 26.2%, vs. $61.2 million in 1Q 2015. Adjusted EBITDA margin of 16.8% was driven by the Company’s capital programs, plant improvement initiatives, purchasing and cost savings programs. On a pro forma basis, adjusted EBITDA increased $6.8 million, or 9.6%, vs. $70.4 million in 1Q 2015. This increase includes a $6.4 million negative impact from foreign exchange rates.

Cash balances as of September 30, 2015 were $75.3 million. There were no amounts outstanding under our revolving credit facility. Total debt net of cash was $1,104.7 million including deferred debt discount of $19.1 million. In October 2015 the Company used $182.4 million of the net proceeds from the IPO and $25.0 from existing cash balances to prepay a portion of its term loans. This reduced total debt, net of cash, to $922.3 million including deferred debt discount of $19.1 million.

Plant Reorganizations

The Company announced the closure of Melrose Park on September 1, 2015, with an anticipated completion date of February 2016. The Company recorded restructuring expenses of approximately $2.8 million in the quarter ending September 30, 2015, due primarily to the announced closure. The underlying facility is leased on a month-to-month basis.

Initial Public Offering

On October 27, 2015, the Company completed an IPO of 16,500,000 shares of common stock at a price of $13.00 per share. In connection with the offering, certain of the selling shareholders sold 1,000,000 common shares. In addition, the underwriters exercised their right to purchase an additional 2,475,000 common shares from certain of the selling shareholders at the public offering price. The Company did not receive any of the proceeds from the underwriters’ exercise of this option.

First Quarter Earnings Conference Call and Webcast

The Company will host a conference call on November 12, 2015 at 5:00pm ET, which can be accessed by dialing 877-705-6003 (domestic) or 201-493-6725 (international).

Supplemental materials for today’s call can also be found on the investor relations portion of the Company’s website

The company will also host a live webcast of its conference call which may be accessed on the Investor Relations section of the Company’s website at multipkg.com.

A replay will be available approximately three hours after the call, through November 19, 2015, accessible by dialing 877-870-5176 (domestic), or 858-384-5517 (international). The passcode for the replay is 13624625.

Non-GAAP Financial Measures

The historical financial information included in this presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales growth and Adjusted EBITDA. Management uses these non-GAAP financial measures in the analysis of financial and operating performance because they assist in the evaluation of underlying trends in our business. Our use of the terms constant currency net sales growth and Adjusted EBITDA may differ from that of others in our industry. Constant currency net sales growth and Adjusted EBITDA should not be considered as alternatives to net sales, net income (loss), income (loss) before operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Constant currency net sales growth and Adjusted EBITDA have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This presentation includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

About Multi Packaging Solutions

Multi Packaging Solutions is a leading global provider of value-added packaging solutions to a diverse customer base across the healthcare, consumer and multi-media markets. MPS provides its customers with an extensive array of print-based specialty packaging solutions, including premium folding cartons, inserts, labels and rigid packaging across a variety of substrates and finishes. MPS has manufacturing locations across North America, Europe and Asia.

Cautionary Statement Concerning Forward-Looking Statements

This release contains certain forward-looking statements regarding MPS and its subsidiaries. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of MPS’ control that may cause its business, industry, strategy, financing activities or actual results to differ materially. MPS undertakes no obligation to update or revise any of the forward looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact:

Richard Zubek

Investor Relations

(646) 885-0165

ir@multipkg.com

Source: Multi Packaging Solutions

MPSX-IR

Multi Packaging Solutions International Limited And Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2015	June 30, 2015
	(unaudited)

Current assets
Cash and cash equivalents	$75,279	$55,675
Accounts receivable, net	273,214	240,110
Inventories	167,905	171,836
Prepaid expenses and other current assets	28,544	26,892
Deferred income taxes	6,642	8,454

Total current assets	551,584	502,967

Property, plant and equipment
Land	56,441	58,316
Buildings and improvements	59,035	58,368
Machinery and equipment	363,455	373,639
Furniture and fixtures	14,209	13,056
Construction in progress	22,770	12,255

Total	515,910	515,634
Less: Accumulated depreciation	(99,098)	(86,691)

Total property, plant and equipment, net	416,812	428,943

Other assets
Intangible assets, net	404,909	419,733
Goodwill	471,934	474,901
Deferred financing costs, net	4,095	4,311
Deferred income taxes	14,568	14,568
Other assets	37,801	36,702

Total assets	$1,901,703	$1,882,125

Current liabilities
Accounts payable	$196,178	$176,431
Payroll and benefits	50,975	51,606
Other current liabilities	46,487	46,097
Short-term foreign borrowings	4,732	3,488
Current portion of long-term debt	36,097	11,740
Income taxes payable	10,016	6,022

Total current liabilities	344,485	295,384

Long-term debt, less current portion	1,139,160	1,173,161
Deferred income taxes	91,061	93,061
Other long-term liabilities	34,554	31,829

Total liabilities	1,609,260	1,593,435

Commitments and Contingencies

Shareholders’ equity
Contributed Capital, $1.00 par value, 1,000,000,000 shares authorized, 61,939,432 issued and outstanding at September 30, 2015 and June 30, 2015	61,939	61,939

Paid in capital	278,281	278,695
Accumulated deficit	(32,358)	(45,365)
Accumulated other comprehensive loss	(22,145)	(13,287)

Total Multi Packaging Solutions International Limited shareholders’ equity	285,717	281,982
Noncontrolling interest	6,726	6,708

Total shareholders’ equity	292,443	288,690

Total liabilities and shareholders’ equity	$1,901,703	$1,882,125

Multi Packaging Solutions International Limited And Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share amounts)

(unaudited)

	Three months ended September 30,
	2015	2014
Net sales	$459,051	$394,082
Cost of goods sold	359,710	311,699

Gross margin	99,341	82,383

Selling, general and administrative expenses
Selling, general and administrative expenses	58,312	55,459
Transaction related expenses	350	721

Total selling, general and administrative expenses	58,662	56,180

Operating income	40,679	26,203

Other income (expense)
Other (expense) income, net	(3,635)	3,319
Interest expense	(18,729)	(18,540)

Total other expense, net	(22,364)	(15,221)

Income before income taxes	18,315	10,982
Income tax expense	5,231	3,694

Net income	13,084	7,288

Less : Net income attributable to noncontrolling interest	77	281

Net income attributable to Multi Packaging Solutions International Limited	13,007	7,007

Earnings per share
Basic	$0.21	$0.11

Diluted	$0.21	$0.11

Weighted-average number of common shares outstanding:
Basic
Diluted	61,939,432	61,939,432

	61,939,432	61,939,432

Other comprehensive income (loss)
Cumulative foreign currency translation adjustment	$(9,692)	$(18,195)
Adjustment on available-for-sale securities	(17)	19
Pension adjustments	792	(339)

Total other comprehensive loss	$(8,917)	$(18,515)

Comprehensive income (loss)	$4,090	$(11,508)
Less: Comprehensive income attributable to non-controlling interests	12	83

Comprehensive income attributable to Multi Packaging Solutions International Limited	$4,078	$(11,591)

Multi Packaging Solutions International Limited And Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three months ended September 30,
	2015	2014
Operating Activities
Net income	$13,084	$7,288
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Depreciation expense	19,247	19,415
Amortization expense	15,285	14,428
Deferred income taxes	(697)	(1,513)
Stock compensation	(414)	291
Equity in earnings of unconsolidated subsidiary	—	(39)
Unrealized foreign currency loss (gain)	1,183	(4,787)
Other	1,255	1,638
Change in assets and liabilities:
Accounts receivable	(29,546)	(45,801)
Inventories	933	2,295
Prepaid expenses and other current assets	(859)	(936)
Other assets	(4,496)	(753)
Accounts payable	15,724	(167)
Payroll and benefits	(348)	(3,498)
Other current liabilities	(101)	10,106
Income taxes payable	3,957	4,695
Other long-term liabilities	(1,188)	(814)

Net cash and cash equivalents provided by operating activities	33,019	1,848

Investing Activities
Additions to property, plant and equipment	(12,321)	(10,486)
Additions to intangible assets	(28)	(67)
Proceeds from sale of assets	325	660
Acquisitions of businesses, net of cash acquired	(2,749)	(8,621)

Net cash and cash equivalents used in investing activities	$(14,773)	$(18,514)

Financing Activities
Proceeds from issuance of long-term debt	$—	$1,951
Proceeds from short-term borrowings	26,483	54,104
Payments on short-term borrowings	(24,965)	(46,376)
Payments on long-term debt	(4,094)	(4,054)

Net cash and cash equivalents (used in) provided by financing activities	(2,576)	5,625

Effect of exchange rate changes on cash and cash equivalents	3,934	495

Increase (decrease) in cash and cash equivalents	19,604	(10,546)
Cash and cash equivalents—beginning	55,675	27,533

Cash and cash equivalents—ending	$75,279	$16,987

Multi Packaging Solutions International Limited And Subsidiaries

Reconciliation of Non-GAAP Results

(in thousands)

MPS GAAP Adjusted EBITDA Reconciliation
		Successor	Successor
(Dollars in thousands)	Notes	1Q 2016	1Q 2015
Adjusted EBITDA		$77,196	$61,170
Transaction costs	(1)	(350)	(721)
Stock based and deferred compensation	(2)	272	(431)
Purchase accounting adjustments	(3)	(331)	(476)
Restructuring charges	(4)	(2,826)	(704)
Gain (Loss) on sale of fixed assets	(5)	(194)	64
Impairment charges	(6)	(245)	—
Other Adjustments	(7)	(3,167)	3,667

EBITDA		70,355	62,569
Depreciation and Amortization	(8)	33,311	33,047
Interest Expense		18,729	18,540
Income Taxes		5,231	3,694

Net Income (loss)		$13,084	$7,288

Notes:

(1)	Costs related to change in equity ownership, mergers and acquisitions.
(2)	Expense related to equity compensation, and deferred compensation agreements from certain acquisitions.
(3)	Amortization of purchase price/inventory adjustments in connection with purchase accounting fair valuation, amortization of deferred revenue related to government grants and fair value lease amortization as of the applicable acquisition date balance sheet.
(4)	Costs related to reorganization and plant closures.
(5)	Gains or losses incurred due to the sale for fixed assets.
(6)	Impairment losses on decommissioned and non saleable fixed assets.
(7)	Currency gains or (losses), gains or (losses) on derivatives, other interest costs and contract amortization.
(8)	Does not include deferred finance costs included in interest expense.